Exhibit 99.1

— FOR IMMEDIATE RELEASE —

NORTH PENN BANCORP, INC. ANNOUNCES THE

COMPLETION OF ITS STOCK OFFERING

SCRANTON, PENNSYLVANIA May 27, 2005 – Frederick L. Hickman, President and Chief Executive Officer of North Penn Bancorp, Inc. (the “Company”) announced that the Company has completed its offering of common stock in connection with North Penn Bank’s mutual holding company reorganization. The reorganization and minority stock issuance has been conducted pursuant to an Amended and Restated Plan of Reorganization and Minority Stock Issuance, which was approved by North Penn Bank’s depositors on May 4, 2005. Having received final regulatory approvals, the transaction will close on June 1, 2005. The newly issued shares of Company common stock will commence trading on June 2, 2005 on the OTC Bulletin Board under the symbol “NPEN.”

A total of 636,863 shares of the Company’s common stock was sold at a purchase price of $10.00 per share through a subscription/community offering and a syndicated offering managed by Ryan Beck & Co., Inc. Additionally, the Company will issue 778,415 shares of its common stock to North Penn Mutual Holding Company and 28,277 shares of its common stock to North Penn Charitable Foundation. Upon consummation of the mutual holding company reorganization and minority stock issuance, North Penn Mutual Holding Company, public shareholders and North Penn Charitable Foundation will own 53.9%, 44.1% and 2%, respectively, of the Company’s outstanding common stock.

The Company, headquartered in Scranton, Pennsylvania, is the holding company for North Penn Bank, Scranton, Pennsylvania, which is a full-service community bank serving Lackawanna and Monroe counties, Pennsylvania through 4 branch offices.

Stevens & Lee, P.C. is serving as counsel to North Penn Bank and Malizia Spidi & Fisch, PC is serving as counsel to Ryan Beck & Co., Inc. FinPro, Inc. performed the appraisal for North Penn Bank.

This news release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed offering amount and timing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of North Penn Bank and changes in the securities markets.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Contact:	Frederick L. Hickman, President and Chief Executive Officer
(570) 344-6113

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